Exhibit 10(i)

EXTENSION AND AMENDMENT RE OIL AND GAS LEASES

Reference is made to the following:

1.     Oil and Gas Lease dated March 24, 2005, a memorandum of which is recorded in Volume 960, Page 696, Official Public Records of Val Verde County, Texas, as amended by Agreement RE Oil and Gas Lease dated effective as of December 12, 2008, a memorandum of which is recorded in Volume 960, Page 696, Official Public Records of Val Verde County, Texas (“Lease 1”), by and between Carson Ranches Limited Partnership, as Lessor, and Global Mineral Solutions, L.P., as Lessee, covering those certain 9,989.20 acres of land in Val Verde County, Texas, more particularly described on attached Exhibit A.

2.     Oil and Gas Lease dated effective as of August 29, 2008, and Supplemental Agreement of even date, a memorandum of which is recorded in Volume ___, Page ___, Official Public Records of Val Verde County, Texas, as amended by Amendment of Oil and Gas Lease dated effective as of October 31, 2008, recorded in Volume ___, Page ___, Official Public Records of Val Verde County, Texas (“Lease 2”), by and between Carson Ranches Limited Partnership, as Lessor, and Global Mineral Solutions, L.P., as Lessee, covering those certain 3,352.10 acres of land in Val Verde County, Texas, more particularly described on attached Exhibit A-1.

For all purposes of this instrument, Lease 1 and Lease 2 shall sometimes be herein referred to collectively as the “Leases”, and the acreage covered by both of the Leases shall sometime be herein referred to collectively as the “Lands”.

Whereas, PRE Exploration LLC, (formerly known as Providence Exploration LLC) as present owner and holder of all rights of the Lessee in the Leases, has requested the undersigned party, I. W. Carson LLC, who is the present owner of all executive rights in the Lands, to grant an extension of the primary term of the Leases and to amend the Leases in accordance with the further terms and provisions set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned do hereby AGREE that the Leases are amended as follows:

I

Extension of Primary Terms

The primary term of each of the Leases is hereby extended to February 29, 2013 (the “Extended Primary Term”). Lessor and Lessee agree to execute, and Lessee agrees to record, the Memorandum of Extension and Amendment of Oil and Gas Leases attached hereto as Exhibit B to evidence such extension and amendment. Lessee agrees not to record the Memorandum of Extension and Amendment of Oil and Gas Leases until payment to Lessor of all of the cash considerations set forth below in Paragraph II.

II

Cash Consideration

As consideration for the execution of this instrument by Lessor, Lessee agrees to pay Lessor the following amounts:

A.     The sum of Five Hundred Thousand and no/100 Dollars ($500,000.00), which shall be due and payable on or before February 29, 2010; and

B.     The sum of Eight Hundred Thirty Four Thousand One Hundred Thirty Dollars ($834,130.00), which shall be due and payable on or before June 20, 2010.

Exhibit 10(i)

III

Obligation Wells

Each of the Leases contains a provision obligating Lessee to drill certain wells during the primary terms of said Leases as more fully set forth in the Leases. Lessor agrees to waive any obligation for Lessee to drill any wells which have not been drilled to date under the express drilling obligation provisions of either of the Leases, and in lieu and exchange for such waiver, Lessee agrees to drill a minimum of two (2) test wells on the Lands covered by either of the Leases prior to the expiration of the Extended Primary Term, each of which must be at least a Strawn test well (the “Obligation Wells”). For the purposes of this provision, the term “drill” shall mean that a well has been drilled to a depth sufficient to test the Strawn formation and has either been completed as a producer of oil and/or gas, or has been plugged and abandoned. The drilling of the Obligation Wells shall satisfy any and all of Lessee’s expressed and/or implied covenants or duties, if any, to Lessor under either of the Leases with respect to the drilling of wells during the Extended Primary Term.

IV

Letter of Credit

Lessor is presently the holder of an Irrevocable Standby Letter of Credit (the “Original LOC”) in the principal amount of One Million and no/100 Dollars ($1,000,000.00), issued by Treaty Oak Bank, Austin, Texas (the “Issuing Bank”), to secure Lessee’s payments under Lease 1. Lessor and Lessee agree that such LOC should be replaced by a new LOC (the “New LOC”) which will secure the drilling of the wells provided for in Paragraph III above. The form of the New LOC is attached as Exhibit C. Lessor agrees promptly following full execution of this instrument by all parties to deliver to the Issuing Bank the Original LOC in exchange for the delivery by the Issuing Bank to Lessor of the New LOC fully executed by both the Issuing Bank and by the Lessee. This instrument shall become effective upon the delivery of the New LOC to Lessor. Should Lessee be unable for any reason to secure execution of the New LOC by the Issuing Bank and deliver the New LOC to Lessor within twenty (20) business days after the date that this instrument is fully executed by all parties or fail to pay Lessor all of the cash consideration within the time constraints set forth in Paragraph II above, then this instrument shall be null and void and the provisions of each of the Leases and Original LOC shall remain in effect as previously stated.

V

Continuous Development

If at the expiration of the Extended Primary Term, Lessee has drilled both Obligation Wells in compliance with the provisions of Paragraph III, then for purposes of perpetuating each of the Leases beyond the Extended Primary Term, it is agreed that the continuous development provisions of each of the Leases shall be deemed to be one and only one continuous development provision such that drilling operations on a well located on any portion of the Lands covered by either of the Leases, and subsequent drilling operations on a successive well or wells commenced within the time constraints of the continuous development provision on any portion of the Lands covered by the Leases, shall perpetuate both of the Leases to the same extent and as if, for purposes of continuous development and only for such purposes, all of the lands covered by the Leases had been subject to one and only one lease containing a continuous development provision identical to the continuous development provision of Lease 2 ( Paragraph 13 (d); and to the extent legally necessary, Lease 1 is hereby amended so that the continuous development provision of Lease 2 is substituted in lieu and in place of the continuous development provision of Lease 1 (Paragraph 4.B.).

Exhibit 10(i)

VI

Ratification and Revivor of Leases

Lessor and Lessee desire, by the execution of this instrument, to the extent it may be necessary or appropriate, to revive the Leases and make the Leases effective in accordance with all of their terms and provisions, as heretofore and herein amended. Lessor and Lessee recognize, acknowledge, and affirm the validity and effectiveness of the Leases, as heretofore and herein amended; and Lessor does hereby lease, let, and demise to Lessee the Lands covered by each of the Leases on the same terms and provisions as set forth in the Leases, as heretofore and herein amended. This ratification and revivor provision shall not become effective until and unless Lessee timely pays Lessor all cash consideration provided for in Paragraph II above.

VII

Seismic Information

All rights and obligations as between Lessee and Lessor regarding seismic information shall continue to be governed on a lease-by-lease basis to the end that the applicable seismic provision of Lease 1 (Paragraph 17) shall govern seismic related to the lands covered by Lease 1 and the applicable seismic provision of Lease 2 (Paragraph 18(d)) shall govern seismic related to the lands covered by Lease 2. Provided, however, that should Lessee not pay Lessor all cash consideration provided for in Paragraph II above within the time constraints set forth above in Paragraph II, then each of the seismic provisions referenced above, insofar as same relate to the time frame within which Lessee is obligated to deliver seismic information to Lessor, shall be amended to provide that Lessee shall be obligated to deliver such seismic information to Lessor on or before July 20, 2010.

VIII

Attorney’s Fees

Lessee agrees to pay to Lessor the sum of Ten Thousand and no/100 Dollars ($10,000.00) to reimburse Lessor for its attorney’s fees, courier fees and other expenses in connection with the negotiation and consummation of this agreement.

IX

Conflict Provision

Except as amended or modified in this instrument, the Leases and all of their terms and provisions remain as previously stated. Should there be a conflict between the terms of the Leases and the terms of this instrument, the terms of this instrument shall govern and control.

EXECUTED as of the respective acknowledgement dates of the signatory parties hereto; but effective as of February 29, 2010 (the “Effective Date”). This instrument shall not be binding upon any party signing below unless all parties to this instrument execute this document or a counterpart of same. This instrument may be executed in one or more counterpart copies, the signature and acknowledgment pages of which may be aggregated to form a single document.

Exhibit 10(i)

LESSOR:

I. W. CARSON, L.L.C.,
a Texas Limited Liability Company
By:     /s/ James R. Childress, Jr
     James R. Childress, Jr., Manager
By:     /s/ John Martin Beckham
     John Martin Beckham, Manager
By:     /s/ Buddy B. Baldridge
     Buddy B. Baldridge, Manager

LESSEE:

PRE Exploration, LLC.,
a Texas Limited Liability Company

By:     /s/ Gilbert Burciaga

Name: Gilbert Burciaga

Title: Chief Executive Officer, CFO, Director

Exhibit 10(i)

EXHIBIT A

to Memorandum of Extension and Amendment Re Oil and Gas Lease
Leased Premises

The following tracts in Val Verde County, Texas, being 9,989.20 acres, more or less:

Abstract	Survey	Block	Original Grantee	Acres
2014	W. pt. 10	S-10	Monroe Ashworth	1,098.80
2301	W. pt. 14	S-14	M. A. Allen	955.40
2159	NW pt. 12	C-15	R. A. Ashley	126.00
2575	SW pt. 12	C-15	R. A. Ashley	398.30
1483	10	C-15	E. J. Hullum	556.85
1484	11 1/2	C-15	M. J. Main	556.85
2051	30	G	C G & S F	643.60
1519	31	G	G C & S F	643.60
2302	16	S-10	E. C. Hamilton	1,334.80
1518	29	G	GC & SF RR Co.	640.00
2387	14	G	GC & SF RR Co.	640.00
2059	10	G	GC & SF RR Co.	640.00
1509	11	G	GC & SF RR Co.	640.00
1489	9	C-15	B P. Simmons	1,115.00
			TOTAL

Exhibit 10(i)

EXHIBIT A-1

to Memorandum of Extension and Amendment Re Oil and Gas Lease
Leased Premises

The following tracts in Val Verde County, Texas, being 3,352.10 acres, more or less:

Part     Section          Block           Abstract     Survey               Acres

All      9          S-10          2300          S. Bailey                   1335.80
         All      4          S-10          2303          M. M. Norman          1335.80
       W/2      3          S-10          1922          H. Lawson                  680.50

                                   Total Acres          3,352.10